Exhibit 3.1(i)

Amendment dated June 4, 2008

Article I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE I

The name of this corporation is thinkorswim Group Inc.

Amendment dated February 15, 2007

The first paragraph of Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of (1) 1,000,000 shares of Preferred Stock, par value $0.01 per share (“PREFERRED STOCK”) and (2) 100,000,000 shares of Common Stock, par value $0.01 per share (“COMMON STOCK”). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding (and in accordance with Section B(5)(i) of this Article IV)) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

RESTATED CERTIFICATE OF INCORPORATION

OF

INVESTOOLS INC.

The name of the corporation is INVESTools Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 21, 2001. The original Certificate of Incorporation of the corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the corporation (hereinafter called the “Corporation”) is INVESTools Inc.

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 61,000,000 shares, consisting of (1) 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”) and (2) 60,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding (and in accordance with Section B(5)(i) of this Article IV)) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

A.                                    Preferred Stock.

1.                                       Issuance. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

B.                                      Series A Preferred Stock.

1.                                       Designation. There is hereby established a series of the authorized Preferred Stock, such shares of such series shall be designated as “Series A Preferred Stock” and the number of shares constituting such series shall be 120,000.

2.                                       Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $1.00 per share per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Such dividends shall accrue on any given share commencing on and including January 1, 2001, and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Series A Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation.

3.                                       Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $25 per share plus any accrued but unpaid dividends (the “Liquidation Preference”).

4.                                       Forced Conversion.

(a)                                  The Corporation at its option may cause all outstanding shares of the Series A Preferred Stock to be converted into Common Stock at any time after the date of issuance, on at least 20 days’ notice, at a conversion price determined as set forth in Section B(5) of this Article IV (the “Conversion Price”) as of the date specified in such notice (the “Conversion Date”) and otherwise on the terms set forth in said section; provided, however, that the Corporation may not exercise such right of conversion unless the Closing Price (last trade price) of the Common Stock as reported by Nasdaq for the 20 consecutive trading days prior to the date the Conversion Notice (as defined in paragraph (ii) below) is mailed has not on any day been less than 120% of the Conversion Cap (as defined in Section B(5)(d)(i) of this Article IV) (subject to adjustment for stock dividends, stock splits and reverse stock splits).

(b)                                 At least 30 days, but not more than 60 days, prior to the Conversion Date, written notice (the “Conversion Notice”) shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the Series A Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the conversion which is to be effected, specifying the Conversion Date and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the number of shares of Series A Preferred Stock held by such holder. On or after the Conversion Date, each holder of Series A Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of Series A Preferred Stock owned by such holder as of the Conversion Date, in the manner and at the place designated in the Conversion Notice, and thereupon the shares issuable upon such conversion shall be delivered as provided in Section B(5)(b) of this Article IV.

(c)                                  On May 15, 2002 (the “Termination Date”), all then outstanding shares of Series A Preferred Stock shall be automatically converted into Common Stock at the Conversion Price and otherwise pursuant to the applicable provisions set forth in Section B(5) of this Article IV.

5.                                       Optional Conversion. The holders of the Series A Preferred Stock shall have optional conversion rights as follows:

(a)                                  Right to Convert. Each share of Series A Preferred Stock shall be convertible, at any time at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Liquidation Preference of the Series A Preferred Stock determined pursuant to Section B(3) of this Article IV on the date the notice of conversion is given, by (B) the Conversion Price determined as hereinafter provided in effect on said date.

(b)                                 Mechanics of Conversion. To convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission, confirmed in due course by first class mail) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall effect such issuance within three business days of its receipt of the notice of conversion and shall transmit the certificates by messenger or overnight delivery service to reach the corporate address designated by such holder within three business days after the receipt of such notice. Notice of conversion may be given by a holder at any time during the day up to 11:59 p.m. New York time and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

(c)                                  Payments in the Event of Non-Conversion. If, at any time, the Corporation fails for any reason to deliver, within the three business day period described above, certificates representing such number of shares of Common Stock to which the holder is entitled upon such conversion, then the Corporation shall pay to such holder $0 per share of such non-converted Series A Preferred Stock for each calendar day of such non-delivery period on the first day of each week following the date of any such failed delivery. In addition, if (i) the Corporation fails for any reason to deliver, within such three business day period specified above, shares of Common Stock to the holder upon a conversion of the Series A Preferred Stock and (ii) after such three business day period specified above with respect to such conversion, the holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery upon a sale by the holder of the shares of Common Stock (the “Sold Shares”) which such holder anticipated receiving upon such conversion, the Corporation shall pay such holder within two business days following receipt of written notice of a claim pursuant to this Section B(5)(d) of this Article IV (in addition to any other remedies available to the holder) the amount by which (x) such holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares.

(d)                                 Determination of Conversion Price.

(i)                                     The Conversion Price shall be $1.00 per share. The Conversion Cap shall be $8.62 per share.

(ii)                                  If, during any period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event.

(e)                                  Distributions. If the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive, at the same time as the holders of Common Stock, the securities of the Corporation which they would have received had they been the owners on such record date of the number of shares of Common Stock issuable to them upon conversion on such record date.

(f)                                    Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Price or the Conversion Cap pursuant to this Section B(5) of this Article IV, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, in the event the Corporation and the holders of the Series A Preferred Stock shall not agree on such adjustment or readjustment, cause the independent public accountant regularly employed to audit the financial statements of the Corporation to make or verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (A) such adjustments and readjustments, and (B) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock with respect to each share of Common Stock received upon such conversion.

(g)                                 Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(h)                                 Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i)                                     Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, subject to the limitation set forth in Section B(5)(m) of this Article IV below, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in its best efforts to obtain the requisite shareholder approval.

(j)                                     Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

(k)                                  Notices. Any notice required by the provisions of this Section B(5)(k) of this Article IV to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

(l)                                     Reorganization or Merger.

(i)                                     Subject to clause (B) below, in case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of their Series A Preferred Stock shares, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or other assets which the holder would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable, in relation to any securities thereafter deliverable upon the exercise hereof.

(ii)                                  In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and where all, or a part, of the consideration paid in connection with any such event to the holders of Common Stock consists of common stock of the surviving corporation (or its direct or indirect parent corporation), such surviving corporation (or its parent entity) shall establish, as of the effective time of any such event, a new series or class of preferred securities having terms essentially identical to those of the Series A Preferred Stock so as to carry out fully the terms of this Section B(5)(l) of this Article IV; provided, however, that (A) the Conversion Cap shall be set at an amount equal to the Conversion Cap in effect immediately prior to the effective time of such event multiplied by the appropriate exchange ratio or conversion factor established in connection with such event (subject to clause (B) below, the “Exchange Ratio”), (B) if only part of such consideration paid in connection with such event consists of such common stock, the Exchange Ratio shall be appropriately adjusted by the Board of Directors of the Corporation, acting in good faith. The Corporation shall not effect any transaction described in this Section B(5)(l) of this Article IV unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation under this Certificate of Designation including this Section B(5)(l) of this Article IV.

(iii)                               Notwithstanding clauses (A) and (B) above, in case of any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, the Corporation may, at its option, redeem the shares of Series A Preferred Stock, in whole and not in part, on the date of the consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (the “Redemption Date”). In any such case, the redemption price (the “Redemption Price”) shall be an amount in cash such that the holders of the Series A Preferred Stock shall have received, through the Redemption Date, a compounded internal rate of return on their investment in the Series A Preferred Stock of 20% per annum (using quarterly compounding and including any dividends paid). Such Redemption Price shall be payable on the Redemption Date. Notice of such Redemption Date shall be given at least 30 days, but not more than 60 days, prior to the Redemption Date and shall be given, mutatis mutandis, in the manner specified in Section B(2) of this Article IV for the giving of a Conversion Notice.

(m)                               Restricted Number of Conversion Shares. The Corporation shall not be obligated to issue, in the aggregate, shares of Common Stock upon conversion of the Series A Preferred Stock if issuance of such shares would (A) constitute a breach of the Corporation’s obligations under its agreements with the NASD or Nasdaq or the rules of such organizations or (B) cause the Corporation to exceed the number of shares authorized in this Amended and Restated Certificate of Incorporation. If further issuances of shares of Common Stock upon redemption of the Series A Preferred Stock would cause the Corporation to exceed either of the limitations specified in clauses (A) and (B) above, then so long thereafter as such limitation shall continue to be applicable and any shares of Series A Preferred Stock are submitted for conversion, such shares shall receive in cash an amount equal to the current value of the Common Stock which such shares would otherwise be entitled to receive upon conversion (such value per share to be the closing price of such shares as reported by Nasdaq on the Conversion Date), in lieu of the Common Stock such shares would otherwise be entitled to receive upon conversion, and such shares will be deemed cancelled. In the event that any such cash payment shall be required, the Corporation shall so notify the holder by telephone, confirmed in writing by telecopy (specifying the number of shares affected and the amount of cash to be paid), on the same day that notice of conversion is given by such holder to the Corporation. Payment of said cash amount shall be made no later than one business day after the time specified in Section B(5)(b) of this Article IV for the delivery of Common Stock upon conversion, and shall bear daily interest thereafter until paid at a rate equal to the lesser of .1% or the highest rate permitted by law. Such maximum number of shares of Common Stock shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the Board of Directors of the Corporation shall reasonably determine. The Corporation shall, at any time upon the oral or written request of any holder, forthwith       inform such holder, orally or in writing, of the highest Common Stock trade price at which any cash payment under this Section B(5)(m) of this Article IV would then be required.

(n)                                 Reissuance of Certificates. In the event of an optional conversion of Series A Preferred Stock pursuant to Section B(5)(a) of this Article IV hereof in which less than all of the shares of Series A Preferred Stock of a particular certificate are converted, the Corporation shall promptly cause to be issued and delivered to the holder of such certificate a certificate representing the remaining shares of Series A Preferred Stock which have not been so converted.

(o)                                 Corporation to Prevent Dilution. If any event or condition occurs as to which other provisions of this Section B(5) of this Article IV are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, or which might materially and adversely affect the conversion rights of any holder hereof, then the Corporation, acting in good faith, shall make an adjustment in the application of such provisions, or an addition thereto, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid, including, without limitation, any adjustment necessary with respect to the Conversion Price and the Conversion Cap so as to preserve the rights of the holders of the Series A Preferred Stock.

6.                                       Other Provisions. For all purposes of this Section B of this Article IV, the term “date of issuance” and the terms “Closing” or “Closing Date” shall mean the day on which shares of the Series A Preferred Stock are first issued by the Corporation. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation. The term “Nasdaq” herein refers to the principal market on which the Common Stock of the Corporation is traded. If the Common Stock is listed on a securities exchange, or if another market becomes the principal market on which the Common Stock is traded or through which price quotations for the Common Stock are reported, the term “Nasdaq” shall be deemed to refer to such exchange or other principal market.

7.                                       Restrictions and Limitations.

(a)                                  The Corporation shall not undertake the following actions without the consent, which consent shall not be unreasonably withheld in the case of clause (B) below, of the holders of a majority of the Series A Preferred Stock, voting separately as a class: (A) modify this Amended and Restated Certificate of Incorporation or its By-Laws, by merger or otherwise, so as to amend or change any of the rights, preferences, or privileges of the Series A Preferred Stock, (B) so long as at least 20,000 shares of the Series A Preferred Stock remain outstanding, authorize or issue any derivative or equity-linked security; provided, however, that the Corporation may authorize or issue such securities pursuant to qualified employee stock option plans, (C) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the Series A Preferred Stock while there exists any arrearage in the payment of cumulative dividends hereunder; provided, however, that the Corporation may effect purchases for the purpose of funding qualified employee stock option plans, or (D) pay or effect any dividend or distribution to shareholders of cash, securities or any other items whatsoever; provided, however, that the Corporation may effect one or more distributions of securities (and cash in lieu of any fractional shares) in connection with the spin-off of its non-financial business assets to shareholders.

(b)                                 The holders of Series A Preferred Stock agree that after a conversion of the Series A Preferred Stock (or any portion thereof) owned by a holder, no holder will be permitted to sell any of its shares of the Common Stock received in such conversion for a period of 6 months following the execution of the Preferred Stock Exchange Agreement dated January 25, 2001 hereof, pursuant to which the Series A Preferred Stock was issued (the “Lock-up Period”). After the expiration of the Lock-up Period and until May 15, 2002, each holder will limit its sales of shares of Common Stock received upon conversion of the Series A Preferred Stock to 75,000 shares per month. Between May 16, 2002 and May 15, 2003, each holder will be free to sell its shares either publicly or privately, but in marketing any large blocks of shares of Common Stock received upon conversion of the Series A Preferred Stock, the Corporation and the holder(s) will cooperate in good faith to minimize the effects of any such sales on the share price of the Common Stock, including, without limitation, cooperating in the arrangement of block trades, where feasible.

8.                                       No Five Percent Holders.

(a)                                  The purpose of this Section B(8) of this Article IV is to prevent any holder of Series A Preferred Stock from holding over 5% of the Corporation’s Common Stock without the consent of the Board of Directors or 90 days’ prior written notice, the holders of Series A Preferred Stock having assured the Corporation of their intentions, as of the Closing Date, to remain passive investors and not to acquire any significant (that is, over 5%) block of the Corporation’s Common Stock without such consent or prior written notice.

(b)                                 Notwithstanding anything to the contrary contained herein, the Series A Preferred Stock shall not be convertible by a holder or the Corporation to the extent (but only to the extent) that, if so converted the holder would beneficially own in excess of 4.9% of the then outstanding shares of Common Stock of the Corporation; provided, however, that the provisions of this Section B(8) of this Article IV shall not apply to a conversion effected pursuant to Section B(4) (c) of this Article IV. To the extent this limitation applies, the determination of whether any particular shares of Series A Preferred Stock shall be convertible shall be in the sole discretion of the holder thereof and submission of the Series A Preferred Stock for conversion shall be deemed to be the holder’s determination of whether such Series A Preferred Stock is convertible, subject to such aggregate percentage limitation. No prior inability to convert Series A Preferred Stock pursuant to this Section B(8) of this Article IV shall have any effect on the applicability of its provisions with respect to any subsequent determination of convertibility. For the purposes of this Section B(8) of this Article IV, beneficial ownership and all calculations including, without limitation, with respect to calculations of percentage ownership, shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Notwithstanding the foregoing, each holder shall have the right to waive such restriction upon 90 days’ prior notice to the Corporation. No transferee of Series A Preferred Stock shall be bound by such restriction unless the transferee expressly so agrees. The provisions of this Section B(8) of this Article IV may be waived or implemented in a manner otherwise than in strict conformity with the terms hereof with the approval of the Board of Directors.

9.                                       Voting Rights.

(a)                                  General. The holders of Series A Preferred Stock will not have any voting rights except as set forth herein or as otherwise from time to time required by law. In connection with any right to vote, each holder of Series A Preferred Stock will have one vote for each share held. Any shares of Series A Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

(b)                                 Contingent Voting Rights. As long as at least 20,000 shares of the Series A Preferred Stock shall remain outstanding, whenever (A) dividends on the Series A Preferred Stock shall be in arrears in an amount equal to at least two quarterly dividends (whether or not consecutive), or (B) the Corporation, for five consecutive trading days, shall not have sufficient shares of Common Stock authorized and reserved for issuance to cover the number of shares of Common Stock into which the Series A Preferred Stock shall then be convertible hereunder, then, in the case of any of the events specified in the foregoing clauses (A) and (B), (x) the number of members of the Board of Directors of the Corporation shall be increased to create such number of vacancies as may be required to permit the holders of Series A Preferred Stock to elect forthwith one member of the Board of Directors, or such other appropriate action shall be taken to permit such election, effective as of the time of election of such director as hereinafter provided and (y) the holders of the Series A Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect such additional director of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period the defaults specified in clauses (A) and (B) above continue and remain uncured. The right of the holders of the Series A Preferred Stock to vote for such additional director shall terminate when the applicable defaults specified in clauses (A) and (B) above shall be cured. The term of office of the director so elected shall terminate immediately upon the termination of the right of the holders of the Series A Preferred Stock to vote for such additional director.

The foregoing right of holders of the Series A Preferred Stock with respect to the election of one member of the Board of Directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect a director shall have accrued to the holders of the Series A Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the Chairman of the Board of Directors of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 25% of the Series A Preferred Stock then outstanding, call a special meeting of the holders of the Series A Preferred Stock to be held within 30 days after the delivery of such request for the purpose of electing such additional director.

The holders of the Series A Preferred Stock, voting separately as a class, shall have the right to remove without cause at any time and replace any director such holders shall have elected pursuant to this Section B(9) of this Article IV.

(c)                                  Class Voting Rights. So long as the Series A Preferred Stock is outstanding, the holders thereof shall also have the class voting rights specified in Section B(7) of this Article IV.

10.                                 No Adverse Actions. The Corporation shall not in any manner, whether by amendment of this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate of designations), merger, reorganization, recapitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the Series A Preferred Stock.

C.                                     Common Stock.

1.                                       Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

2.                                       Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

3.                                       Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

BOARD OF DIRECTORS

1.                                       Number and Classes. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors and shall initially be seven. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the next succeeding annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed only for cause, and only by the affirmative vote of at least 80 percent in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

2.                                       Rights of Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the By-Laws of the Corporation.

ARTICLE VII

BY-LAWS

The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-Laws which is to the same effect as Section 1 of Article V, Article VI, and Article VII of this Amended and Restated Certificate of Incorporation or to adopt any provision inconsistent therewith.

ARTICLE VIII

INDEMNIFICATION AND LIMITATION OF LIABILITY

1.                                       Indemnification. To the fullest extent permitted by the laws of the State of Delaware:

(a)                                  The Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Corporation or, if a director or officer of the Corporation, by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.  Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Corporation. The Corporation may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

(b)                                 The Corporation shall promptly pay expenses incurred by (i) any person whom the Corporation is obligated to indemnify pursuant to the first sentence of Section 1(a) of this Article VIII or (ii) any person whom the Corporation has determined to indemnify pursuant to the third sentence of Section 1(a) of this Article VIII, in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

(c)                                  The Corporation may purchase and maintain insurance on behalf of any person described in Section 1(a) of this Article VIII against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 1 of this Article VIII or otherwise.

(d)                                 The provisions of this Section 1 of this Article VIII shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 1 of this Article VIII shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this Section 1 of this Article VIII and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 1 of this Article VIII shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 1 of this Article VIII shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Amended and Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of Section 1(a) of this Article VIII shall be made to the fullest extent permitted by law.

(e)                                  For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

2.                                       Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

AMENDMENT

In addition to any requirements of law and any other provisions of this Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Amended and Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal Section 1 of Article V, Article VI, Article VII or this Article IX or to adopt any provision inconsistent therewith.